                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                               September 29, 1998
                 -----------------------------------------------
                 Date of Report (Date of earliest even reported)



                                  CONAGRA, INC.
               ---------------------------------------------------
               (Exact name of registrant, as specified in charter)



A Delaware Corporation            1-17275                     47-0248710
-----------------------       ------------------           ------------------
(State of Incorporation)      Commission File No.          (I.R.S. Employer's
                                                                 Number)

One ConAgra Drive
Omaha, Nebraska                                                68102-5001
--------------------------------------                         ----------
(Address of principal executive office)                        (Zip Code)

Registrant's telephone number, including area code          (402) 595-4000
                                                            --------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On July 31, 1998, GoodMark Foods, Inc. (GoodMark) merged with ConAgra through an exchange of shares. ConAgra issued approximately 7.8 million shares of common stock for all outstanding shares of GoodMark.

On July 31, 1998, Fernando's Foods Corporation (Fernando's) merged with ConAgra through an exchange of shares. ConAgra issued approximately 1.3 million shares of common stock for all outstanding shares of Fernando's.

During fiscal 1998, ConAgra completed mergers with Hester Industries, Inc. (Hester) and A.M. Gilardi & Sons, Inc. (Gilardi), exchanging 3.7 million and 3.8 million shares of ConAgra stock, for all outstanding shares of Hester and Gilardi.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

a) Supplemental Consolidated Selected Financial Data, Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations, Supplemental Consolidated Financial Statements and notes thereto and Supplemental Financial Statement Schedules (restated to give effect to mergers accounted for as poolings of interest).


                                                                                       Page
                                                                                       ----

         Supplemental Selected Financial Data                                            3

         Supplemental Management's Discussion and Analysis of Financial
         Condition and Results of Operations                                             4

         Schedule II - Supplemental Valuation and Qualifying Accounts                   12

         Supplemental Financial Statements

          Independent Auditors' Report                                                  14

          Consolidated Balance Sheets - May 31, 1998 and May 25, 1997                   15

          Consolidated Statements of Earnings - Years ended May 31,1998,
          May 25, 1997, and May 26, 1996                                                16

          Consolidated Statements of Common Stockholders' Equity -
          Years ended May 31, 1998, May 25, 1997 and May 26, 1996                       17

          Consolidated Statements of Cash Flows - Years ended
          May 31, 1998, May 25, 1997 and May 26, 1996                                   18

          Notes to Consolidated Financial Statements                                    19

          The supplementary data regarding quarterly results of
          operations set forth in Note 20 "Quarterly Results (Unaudited)"               39

b)       Exhibits

         Supplemental Statement regarding computation of income per share               40

         Consent of Deloitte & Touche LLP                                               42

         Exhibit 27.1  Restated Financial Data Schedule

         Exhibit 27.2  Restated Financial Data Schedule

         Exhibit 27.3  Restated Financial Data Schedule


                                  CONAGRA, INC.


September 29, 1998                By:
                                      /s/ James P. O'Donnell
                                      -------------------------------
                                      James P. O'Donnell
                                      Executive Vice President, Chief
                                      Financial Officer and Secretary

SELECTED FINANCIAL DATA
Dollars in millions except per share amounts


For the Fiscal Years Ended May               1998           1997            1996           1995            1994
FOR THE YEAR (RESTATED)
Net sales                                $  24,219.5    $  24,445.2   $   24,321.3    $   23,829.8    $  23,480.3
After-tax income from continuing
 operations and before cumulative
 effect of changes in accounting               641.8          637.9          211.8*          512.2          453.3
Net income                                     627.0          637.9          211.8*          512.2          453.1
Basic earnings per share
 Continuing operations and before
  cumulative effect of changes
  in accounting                          $      1.38    $      1.36   $        .43*   $       1.04    $       .91
 Net income                              $      1.35    $      1.36   $        .43*   $       1.04    $       .91
Diluted earnings per share
 Continuing operations and before
  cumulative effect of changes
  in accounting                          $      1.35    $      1.34   $        .43*   $       1.02    $       .90
 Net income                              $      1.32    $      1.34   $        .43*   $       1.02    $       .90
Cash dividends declared per
  share of common stock                  $     .6050    $     .5275   $      .4600    $      .4013    $     .3475

AT YEAR END (RESTATED)
Total assets                             $  11,808.5    $  11,451.8   $   11,364.2    $   10,969.2    $  10,855.0
Senior long-term
 debt (noncurrent)                           1,753.5        1,628.5        1,536.3         1,801.5        1,458.0
Subordinated long-term
 debt (noncurrent)                             750.0          750.0          750.0           750.0          766.0
Preferred securities of
 subsidiary company                            525.0          525.0          525.0           525.0          100.0
Redeemable preferred stock                        --             --             --           354.9          355.6


----------
* 1996 amounts include non-recurring charges: before tax, $507.8 million; after tax, $356.3 million. Excluding the charges, basic income per share was $1.19 and diluted income per share was $1.17.

MANAGEMENT'S DISCUSSION & ANALYSIS


INTRODUCTION

Our objective here is to help stockholders understand management's views on ConAgra's financial condition and results of operations. This discussion should be read in conjunction with the financial statements and the notes to the financial statements. Years (1997, 1998, etc.) in this discussion refer to ConAgra's May-ending fiscal years.

FINANCIAL CONDITION AND CASH FLOW
CAPITAL RESOURCES -- ConAgra's earnings are generated principally from its capital investment, which consists of working capital (current assets less current liabilities) plus all noncurrent assets. Capital investment is financed with stockholders' equity, long-term debt and other noncurrent liabilities.

CAPITAL INVESTMENT
Dollars in millions


--------------------------------------------------------------------------------
                                  1998             1997           % Change
--------------------------------------------------------------------------------
Working capital                 $  444.0           $239.6             85%
--------------------------------------------------------------------------------
Property, plant &
 equipment, net                  3,449.7          3,341.8              3
Intangible assets                2,391.7          2,435.3             (2)
Other noncurrent assets            429.4            398.9              8
--------------------------------------------------------------------------------
Total noncurrent assets          6,270.8          6,176.0              2
--------------------------------------------------------------------------------
Capital investment              $6,714.8         $6,415.6              5
--------------------------------------------------------------------------------


    During 1998, capital investment increased $299 million, or 5%, mainly because property, plant and equipment increased $108 million and working capital increased $204 million to $444 million, more comparable with the working capital levels in 1994 and 1996. Higher levels of working capital in 1995 were the result of prefunding of the company's stock repurchase program in connection with a planned redemption of its Class E preferred stock in 1996.

    Intangible assets are mainly goodwill related to acquisitions, principally goodwill associated with ConAgra's acquisition of Beatrice Company in 1991. This goodwill represents valuable assets such as respected brands with significant marketplace acceptance. The non-cash provision for goodwill amortization is a source of cash, as is the non-cash provision for depreciation of fixed assets. Goodwill amortization was $68 million in 1998 and $69 million in 1997, while depreciation expense was $375 million in 1998 and $338 million in 1997.

    ConAgra financed its capital investment as shown in the following table:

CAPITALIZATION
Dollars in millions


--------------------------------------------------------------------------------
                                  1998             1997           % Change
--------------------------------------------------------------------------------
Senior long-term debt           $1,753.5         $1,628.5             8%
Other noncurrent liabilities       847.3            941.1           (10)
Subordinated long-term debt        750.0            750.0            --
Subsidiary's preferred
 securities                        525.0            525.0            --
Common stockholders' equity      2,839.0          2,571.0            10
--------------------------------------------------------------------------------
Total capitalization            $6,714.8         $6,415.6             5
--------------------------------------------------------------------------------

    In 1998, senior long-term debt, excluding the current portion of long-term debt, increased $125 million. Short-term borrowings backed by long-term credit agreements and classified as long-term decreased $123 million, while other senior debt issues increased $248 million.

    Other noncurrent liabilities consist of estimated postretirement health care and pension benefits plus reserves for estimated income tax, legal and environmental liabilities Beatrice Company incurred before its acquisition by ConAgra. It will require a number of years to resolve remaining issues related to the Beatrice liabilities. Resolution over time will use cash, but is not expected to affect earnings adversely because ConAgra believes reserves are adequate.

    ConAgra's long-standing policy is to purchase on the open market shares of the company's common stock to replace shares issued for conversion of preferred stock, employee incentive and benefit programs, and smaller acquisitions accounted for as purchases so that such issuance will not dilute earnings per share. In 1998, ConAgra purchased on the open market 4.7 million shares of the company's common stock at a cost of $153 million. The number of shares purchased before a two-for-one common stock split during 1998 has been adjusted to a post-split basis. During the six years through 1998, ConAgra invested over $1.6 billion to purchase the company's common stock on the open market.

    Common stockholders' equity increased $268 million in 1998 mainly because net income and the value of shares issued exceeded $274 million in cash dividends declared and the cost of shares purchased on the open market.

CASH FLOW -- Cash provided by operating activities was $623 million in 1998, compared to $967 million in 1997. The decrease in 1998 versus 1997 was primarily the result of higher inventories in Food Inputs & Ingredients and a higher level of receivables across all businesses. Depreciation and amortization increased in 1998 as compared to 1997.

    In 1997, cash provided by operating activities was $967 million compared to $1,194 million in 1996. The decrease was the result of reduced working capital needs in 1996, due mainly to the effects of grain markets and closure of a beef processing facility at the end of 1996. Depreciation and amortization in 1997 increased slightly.

    Cash used for investing activities was $395 million in 1998 versus $890 million in 1997. ConAgra invested $584 million in property, plant and equipment in 1998, and $683 million in 1997. ConAgra's investment in businesses acquired, net of disposals, was $166 million in 1997. In 1998, proceeds from businesses sold exceeded cash acquisition expenditures by $192 million as ConAgra issued common stock for certain acquisitions.

    Cash used for investing activities was $890 million in 1997 versus $618 million in 1996. Most of the increase in 1997 was due to a higher net investment in businesses acquired in that year.

    In 1999, ConAgra expects to invest $600 million to $650 million in additions to property, plant and equipment of present businesses. The capital projects in 1998 and planned for 1999 are broadly based investments in modernization, efficiency and capacity expansion. Larger projects planned for 1999 include construction of a new soybean products plant, a new potato products plant, a new flour plant and a major addition to an existing flour plant. Spending on these projects is expected to continue into 2000.

    Cash used in financing activities was $226 million in 1998 versus $84 million in 1997. In 1998, ConAgra repaid $368 million of senior long-term debt and reduced the amount of short-term borrowings backed by long-term credit agreements and classified as long-term by $123 million. In 1997, long-term debt repayments totaled $184 million. In 1998, ConAgra issued $312 million of senior long-term notes, with $300 million issued at 6.70%. In 1997, ConAgra issued $435 million of senior long-term notes, with $400 million issued at 7.125%, and increased short-term borrowings backed by long-term credit agreements and classified as long-term by $51 million. Short-term borrowings, used primarily to fund working capital needs, increased $318 million in 1998 compared to a $104 million increase in 1997. The cost of stock repurchased by ConAgra was $153 million in 1998 versus $267 million in 1997. Cash dividends paid totaled $263 million, up 14% from the $230 million paid in 1997.

    Cash used in financing activities was $84 million in 1997, down from $521 million in 1996. Treasury stock repurchases totaled $267 million in 1997, down substantially from the $668 million repurchased in 1996. The 1996 repurchases included shares bought back to effect the conversion of Class E cumulative convertible preferred stock into common. Repayments of long-term debt totaled $184 million in 1997, up from $102 million in 1996. Short-term borrowings backed by long-term credit agreements and classified as long-term increased by $51 million in

1997 versus a $116 million decrease in 1996. Short-term debt, used primarily to fund working capital requirements, increased $104 million in 1997 versus a $504 million increase in 1996. Cash dividends paid on common stock totaled $230 million in 1997, versus $216 million paid on common and preferred stock in 1996.

FINANCING OBJECTIVES -- ConAgra's primary financing objective is to maintain a conservative balance sheet. We define this as using appropriate levels of equity and long-term debt to finance noncurrent assets and permanent working capital needs. Short-term debt is used to finance liquid and seasonal asset requirements.

    ConAgra's senior long-term debt normally will not exceed 30% of total long-term debt plus equity. Long-term subordinated debt is treated as equity due to its preferred stock characteristics.

    Most ConAgra businesses normally will eliminate at the end of their natural fiscal year short-term debt, net of cash, used to finance assets other than hedged commodity inventories.

    ConAgra met its long-term debt objective every year from 1976 through 1998, except 1991 and 1992 when we temporarily exceeded our self-imposed long-term debt limitation to acquire Beatrice. ConAgra has met its short-term debt objective for the past 23 years.

    ConAgra has access to a wide variety of financing markets. Public debt offerings and private debt placements provide long-term financing. At the end of 1998, ConAgra's senior debt ratings were BBB+ (Duff & Phelps), Baa1 (Moody's) and BBB+ (Standard & Poor's), all investment grade ratings.

    Short-term credit is provided by the sale of commercial paper and bank financing. Commercial paper borrowings are backed by multiyear bank credit facilities. During 1998, short-term borrowing continued at interest rates significantly below the prime rate. Short-term debt averaged $2.52 billion in 1998 compared to $2.53 billion in 1997, excluding short-term borrowings classified as long-term. ConAgra uses cancelable and noncancelable leases in its financing activities, particularly for transportation equipment. In 1998, cancelable lease expense was $153 million versus $134 million in 1997, and noncancelable lease expense was $115 million versus $112 million in 1997.

    To maintain a conservative financial position, ConAgra focuses on cash flow as well as its balance sheet. ConAgra's plans incorporate cash flow sufficient to meet financing obligations, maintain capital investment and pay stockholder dividends even if a severe and unexpected decline in earnings occurs. This measure of cash-flow adequacy provides an effective tool for managing the company's leverage.

ASSET LIQUIDITY -- Many of ConAgra's businesses are current asset intensive. Inventory and accounts receivable were 1.5 and 1.4 times property, plant and equipment at the end of 1998 and 1997, respectively. The seasonal nature and liquidity of ConAgra's current asset investments explain the company's significant use of short-term debt and emphasis on repaying short-term debt at year end.

    ConAgra's reported net sales understate the degree to which current assets turn over during the year. For 1998, total sales invoiced to customers were approximately $30.2 billion versus $24.2 billion reported net sales. This is because grain, feed ingredient merchandising and international fertilizer merchandising transactions include only gross margins in reported sales.

    ConAgra's current ratio (current assets divided by current liabilities) was
1.09 to 1 at the end of 1998, and 1.05 to 1 at the end of 1997. ConAgra's consolidated current ratio is a composite of various current ratios appropriate for our individual businesses. We focus more on appropriate use of short-term debt and trade credit financing than on the absolute level of our current ratio. Some ConAgra businesses are able to generate substantial trade credit that does not result in financing costs.

MARKET RISK -- The principal market risks affecting ConAgra are exposure to changes in commodity or energy prices and interest rates on debt. While the company does have international operations, and operates in international markets, it considers its market risk in such activities to be immaterial.

COMMODITIES -- ConAgra operates across the food chain, from basic agricultural inputs to production and sale of branded consumer products. As a result, ConAgra uses various raw materials, many of which are commodities. Raw materials are generally available from several different sources, and ConAgra presently believes that it can obtain them as needed.

    Commodities are subject to price fluctuations that may create price risk. Generally, it is ConAgra's intent to hedge commodities in order to mitigate this price risk. While this may tend to limit the company's ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity prices.

    ConAgra has established policies that limit the amount of unhedged inventory positions permissible for ConAgra's independent operating companies. Processing company limits are expressed in terms of weeks of commodity usage. Trading businesses are generally limited to a dollar risk exposure stated in relation to equity capital.

    ConAgra typically purchases certain commodities such as wheat, corn, oats, soybeans, soybean meal, soybean oil, cattle and hogs, for use in its processing businesses. In addition, ConAgra purchases and sells certain commodities such as wheat, corn, soybeans, soybean meal, soybean oil and oats in its trading businesses. The commodity price risk associated with these activities can be hedged by selling (or buying) the underlying commodity, or by using an appropriate derivative commodity instrument. The particular hedging instrument used by ConAgra depends on a number of factors, including availability of appropriate derivative instruments. ConAgra utilizes exchange-traded futures and options as well as non-exchange-traded derivatives, in which case the company monitors the amount of associated credit risk.

    The following table presents one measure of market risk exposure using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity instruments assuming a hypothetical change of 10% in market prices. Actual changes in market prices may differ from hypothetical changes. Fair value was determined using quoted market prices and was based on the company's net derivative position by commodity at each month end during the fiscal year. The market risk exposure analysis excludes the underlying commodity positions that are being hedged. The underlying commodities hedged have a high inverse correlation to price changes of the derivative commodity instrument.

EFFECT OF 10% CHANGE IN FAIR VALUE
(In millions)

-----------------------------------------
Processing Businesses
   Grains/Food
      High                         $30.0
      Low                            9.0
      Average                       23.6
   Meats
      High                          22.5
      Low                            2.6
      Average                       11.1
Trading Businesses
   Grains
      High                          16.4
      Low                            5.8
      Average                       11.5
-----------------------------------------


ENERGY -- ConAgra's operating companies incur substantial energy costs in their manufacturing facilities and incur higher operating expenses as a result of increases in energy costs. ConAgra has formed an energy subsidiary to hedge the companies' operations against adverse price movements in energy costs, primarily natural gas and electricity. In addition, the energy subsidiary trades derivative commodity and financial instruments as a profit-making activity. Trading is limited in terms of maximum dollar exposure and monitored to ensure compliance with these limits. The subsidiary uses both exchange-traded derivative commodity instruments and non-exchange-traded swaps and options. The company monitors the amount of associated counterparty credit risk for non-exchange-traded transactions.

    The following presents one measure of market risk exposure using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity and financial instruments assuming a hypothetical change of 10% in market prices. Actual changes in market prices may differ from hypothetical changes. Fair value was determined using quoted market prices, if available, and was based on the subsidiary's net derivative position by commodity at each month end during the fiscal year. The market risk exposure analysis excludes the anticipated energy requirements or physical delivery commitments that are being hedged by these instruments.

EFFECT OF 10% CHANGE IN FAIR VALUE
(In millions)

-----------------------------------------
    High                          $11.5
    Low                             2.1
    Average                         5.9
-----------------------------------------

INTEREST RATES -- ConAgra uses interest rate swaps to hedge adverse interest rate changes on a portion of its short-term debt. At May 31, 1998, the company had $600 million notional value of interest rate swaps outstanding. These swaps effectively change the interest rate on $600 million in short-term debt to a 6% fixed rate through the period ending December 22, 1998. Assuming year-end fiscal 1998 variable rates and average short-term borrowings for fiscal 1998, a one-hundred-basis-point change in interest rates would impact net interest expense by $25.6 million, net of the effect of swaps.

FOREIGN OPERATIONS -- Transactions denominated in a currency other than an entity's functional currency are generally hedged to reduce this market risk. The company uses principally non-exchange-traded contracts to effect this coverage. Market risk on such transactions is not material to the company's results of operations or financial position.

    The company's market risk from translation of foreign-based entities' annual profit and loss, and from amounts permanently invested in foreign subsidiaries, is not material.

YEAR 2000 -- The Year 2000 computer software compliance issues affect ConAgra and many companies in the U.S. Historically, certain computer programs were written using two digits rather than four to define the applicable years. As a result, software may recognize a date using the two digits "00" as 1900 rather than the year 2000. Computer programs that do not recognize the proper date could generate erroneous data or cause systems to fail.

    ConAgra has performed an assessment of its major information technology systems and expects that all necessary modifications and/or replacements will be completed in a timely manner to ensure that systems are Year 2000 compliant. ConAgra continues to evaluate the estimated costs associated with these effects based on its experience to date. Based on current estimates, the costs to address these issues over the next two fiscal years are estimated to be approximately $50 to $60 million.

OPERATING RESULTS

This section addresses ConAgra's consolidated operating results shown in the Consolidated Statements of Earnings and should be read together with Note 3 to the financial statements covering non-recurring charges and the business segments information shown in Note 19 to the financial statements.

1998 COMPARED WITH 1997 -- 1998 had 53 weeks versus 52 weeks in 1997. The holiday-shortened (Memorial Day) extra week added sales and expenses. The effect on earnings was not material.

NET SALES
Dollars in millions

--------------------------------------------------------------------------------
                                  1998             1997           % Change
--------------------------------------------------------------------------------
Grocery & Diversified Products   $ 5,999.1     $ 5,777.0             3.8%
Refrigerated Foods                12,307.7      12,738.1            -3.4%
Food Inputs & Ingredients          5,912.7       5,930.1             -.3%
--------------------------------------------------------------------------------
Total                            $24,219.5     $24,445.2             -.9%
--------------------------------------------------------------------------------



    Seafood, potato products and frozen foods contributed to sales growth in Grocery & Diversified Products. Shelf-stable foods sales increased slightly. The main cause of the Refrigerated Foods sales decrease was lower commodity costs passed through as lower selling prices in fresh beef, pork and poultry. In Food Inputs & Ingredients, a large sales increase in crop inputs was offset mainly by the sale of a specialty retailing business in 1998's first quarter and lower commodity costs passed through as lower selling prices in grain processing. For ConAgra in total, lower commodity selling prices and business divestitures, net of sales added by acquisitions, reduced 1998 sales by approximately $725 million, nearly 3 percentage points.

    In 1998, gross margin (net sales minus cost of goods sold) increased $106 million, up 2.9%, while gross margin as a percent of sales increased to 15.7% in 1998 from 15.2% in 1997. Gross margin dollar and percent gains in Grocery & Diversified Products and Food Inputs & Ingredients more than offset declines in Refrigerated Foods.

    Selling, general and administrative (SG&A) expenses increased $88 million, or 3.7%, in 1998 due to business expansion, increased marketing spending and the extra week in the year. SG&A expenses as a percent of sales increased to 10.2% in 1998 versus 9.7% in 1997. SG&A expenses increased in all three business segments, excluding the specialty retailing divestiture in Food Inputs & Ingredients. The general corporate expense component of SG&A expenses decreased $15.2 million, or 8.5%, to $163.4 million in 1998 mainly due to lower incentive compensation and pension expense.

OPERATING PROFIT

--------------------------------------------------------------------------------
                                  1998             1997           % Change
--------------------------------------------------------------------------------
Grocery & Diversified Products   $  934.8       $  840.2            11.3%
Refrigerated Foods                  231.1          385.6           -40.1%
Food Inputs & Ingredients           407.3          345.1            18.0%
--------------------------------------------------------------------------------
Total                            $1,573.2       $1,570.9              .1%
--------------------------------------------------------------------------------


    Operating profit represents earnings before interest expense (except financial businesses), goodwill amortization, general corporate expense and income taxes.

    Most Grocery & Diversified businesses -- frozen foods, potato products, shelf-stable foods and seafood -- contributed to that segment's gain in operating income.

    In Refrigerated Foods, operating profit growth in branded processed meats and Australian beef was more than offset by a major decline in U.S. fresh meat and poultry -- the beef, pork, chicken and turkey products businesses. Excess supplies of animal protein, lower realizations from byproducts and reduced Asian export demand combined to depress industry selling prices and margins. As a result, U.S. fresh meat and poultry was unprofitable in 1998.

    Crop inputs, specialty food ingredients, commodity services and grain processing drove Food Inputs & Ingredients operating profit increases. Decreases in grain merchandising and offshore operations partially offset these gains.

    In 1998, net interest expense increased 7.7% to $300.7 million due to slightly higher average borrowing balances and interest rates, lower interest income and the extra week in the year. Income before income taxes and change in accounting decreased .3% to $1.04 billion in 1998.

    In 1998, ConAgra implemented a new Financial Accounting Standards Board Emerging Issues Task Force directive requiring expensing rather than capitalizing certain business systems reengineering costs. This required accounting change resulted in a cumulative one-time, non-cash provision of $14.8 million after tax, or 3 cents per share.

    Before the accounting change, net income increased .6% to $641.8 million in 1998, and diluted earnings per share increased .7% to $1.35 from $1.34 in 1997. The effective tax rate was 38.3% in 1998 versus 38.9% in 1997. Including the accounting change, net income decreased 1.7% to $627.0 million, and diluted earnings per share decreased 1.5% to $1.32.

1997 COMPARED WITH 1996 -- Non-recurring charges (see Note 3 to the financial statements) in the fourth quarter of 1996 significantly affected ConAgra's results of operations in 1996. The charges totaled $507.8 million before income tax and $356.3 million after income tax, or $.74 per diluted share. The non-recurring charges, on an after-tax basis, were for restructuring, $258.6 million; implementing SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, $79.8 million; and completion of a program to divest non-core businesses, $17.9 million.

    The restructuring plan was designed to streamline the company's production base, improve efficiency and enhance ConAgra's competitiveness. ConAgra implemented most of the plan during 1997 and substantially completed remaining projects in 1998.

NET SALES
Dollars in millions

--------------------------------------------------------------------------------
                                  1997             1996           % Change
--------------------------------------------------------------------------------
Grocery & Diversified Products  $ 5,777.0       $ 5,369.8            7.6%
Refrigerated Foods               12,738.1        12,984.1           -1.9%
Food Inputs & Ingredients         5,930.1         5,967.4            -.6%
--------------------------------------------------------------------------------
Total                           $24,445.2       $24,321.3             .5%
--------------------------------------------------------------------------------

    Frozen foods, potato products and seafood contributed to sales growth in Grocery & Diversified Products, with the seafood increase largely due to an acquisition. In Refrigerated Foods, sales gains in branded processed meats and pork products were more than offset by a restructuring-related sales decrease, principally in beef products. In Food Inputs & Ingredients, sales growth led by crop inputs and specialty food ingredients, the latter mainly due to an acquisition, was offset by a large sales decrease caused by deconsolidating the malt processing business when 50% of it was sold at the end of 1996. For ConAgra in total, restructuring initiatives and business dispositions, net of acquisitions, reduced 1997 sales by $1.05 billion -- over 4 percentage points.

    In 1997, gross margin increased $76.4 million, up 2.1%, while gross margin as a percent of sales increased to 15.2% in 1997 from 14.9% in 1996. Gross margin dollar and percent gains in Grocery & Diversified Products and Food Inputs & Ingredients more than offset declines in Refrigerated Foods.

    SG&A expenses increased $4.0 million, or .2%, in 1997, while SG&A as a percent of sales was 9.7% in 1997 and 9.8% in 1996. Increases in Grocery & Diversified Products, Food Inputs & Ingredients and the general corporate component were more than offset by a decrease in Refrigerated Foods.

OPERATING PROFIT

--------------------------------------------------------------------------------
                                  1997             1996           % Change
--------------------------------------------------------------------------------
Grocery & Diversified Products  $  840.2         $  669.4           25.5%
Refrigerated Foods                 385.6            120.9          218.9%
Food Inputs & Ingredients          345.1            227.1           52.0%
--------------------------------------------------------------------------------
Total                           $1,570.9         $1,017.4           54.4%
--------------------------------------------------------------------------------


    Comparisons of 1997 versus 1996 operating profit are affected substantially by non-recurring charges of $452.8 million before tax in 1996 for restructuring and SFAS No. 121 implementation. For purposes of segment reporting, these charges are included in operating profit of the individual segment, while a before-tax charge of $55 million related to disposal of non-core businesses is included in general corporate expense (see Note 19).

    In 1997, Grocery & Diversified Products operating profit was $840.2 million, up 25.5% including the charges and 14.6% excluding the charges in 1996. As was the case in 1998, frozen foods, potato products, shelf-stable foods and seafood all contributed to the 1997 operating profit gain.

    Refrigerated Foods 1997 operating profit was $385.6 million, up 218.9% including the charges and down .3% excluding the charges the previous year. Excluding the charges, operating profit increased in branded processed meats, U.S. beef and Australia beef. This was offset by decreases in the poultry, pork and cheese businesses. The poultry and pork businesses suffered from high grain prices in 1997, while depressed raw material prices hurt overall margins in the cheese business.

    Food Inputs & Ingredients 1997 operating profit was $345.1 million, up 52.0% including the charges and down 1.5% excluding the charges in 1996. Excluding the charges, operating profit increased in businesses including flour milling, specialty food ingredients, crop inputs and specialty retailing. This was offset by operating profit decreases in grain merchandising, specialty grain processing, commodity services and international fertilizer. Much of this decrease can be traced to a lower-than-normal U.S. grain supply in the first half of 1997. Also, 1996 was an exceptional profit year for ConAgra Grain Companies.

    Excluding the charges in 1996, Food Inputs & Ingredients' reported operating profit was down modestly due to a higher proportion of equity earnings in 1997 (equity earnings are reported on an after-tax basis).

    ConAgra's total operating profit was $1.57 billion in 1997, up 54.4% including the charges and 6.8% excluding the charges in 1996. The 6.8% gain was also depressed by a greater proportion of equity earnings in 1997.

    In 1997, net interest expense decreased 9.2% to $279.2 million mainly due to lower short-term interest rates and lower short-term borrowings. Income before income tax in 1997 was $1,044.0 million, up 139.7% including the charges and 10.7% excluding the charges in 1996. The effective tax rate was 38.9% in 1997 versus 39.8% in 1996, excluding the impact of non-recurring charges.

    Net income in 1997 was $637.9 million, up 201.2% including the charges and 12.3% excluding the charges in 1996. Net income available for common stock (net income minus preferred dividends), though also $637.9 million in 1997, increased more than net income because preferred dividends dropped from $8.6 million in 1996 to zero in 1997 due to the redemption of ConAgra's Class E preferred stock during 1996. Consequently, net income available for common stock increased 213.9% including the charges and 14.0% excluding the charges in 1996.

    Diluted earnings per share in 1997 were $1.34, up 211.6% from $.43 in 1996 including the charges, and up 14.5% from $1.17 in 1996 excluding the charges.

                                                                  Schedule II

                                         CONAGRA, INC. AND SUBSIDIARIES

                                        Valuation and Qualifying Accounts

                       For the Fiscal Years ended May 31, 1998, May 25, 1997 and May 26, 1996

                                                 (in millions)


                                                               Additions
                                     Balance at            -----------------            Deductions        Balance at
                                     Beginning           Charged                           from            Close of
Description                          of Period          to Income         Other          Reserves           Period
-----------                          -----------        ----------        ------        -----------      ------------
Year ended May 31, 1998:
 Allowance for doubtful
  receivables                         $ 67.9              29.1            0.4(2)           29.2(1)          $ 68.2

Year ended May 25, 1997:
 Allowance for doubtful
  receivables                         $ 52.6              39.4            0.1(2)           24.2(1)          $ 67.9
 Valuation reserve related
  to restructuring                    $235.8                -                -            235.8(3)               -

Year ended May 26, 1996:
 Allowance for doubtful
  receivables                         $ 64.4              34.7            0.8(2)           47.3(1)          $ 52.6
 Valuation reserve related
  to restructuring                      -                235.8                -                -            $235.8


----------
(1)  Bad debts charged off, less recoveries.
(2) Primarily reserve accounts of acquired businesses less reserve accounts of divested businesses and foreign currency translation adjustments.
(3)  Assets written-off to valuation reserve.

CONAGRA, INC. AND SUBSIDIARIES

Consolidated Financial Statements
For the Three Years Ended May 31, 1998
and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

 The Stockholders and Board of Directors
 ConAgra, Inc.

We have audited the accompanying consolidated balance sheets of ConAgra, Inc. and subsidiaries as of May 31, 1998 and May 25, 1997, and the related consolidated statements of earnings, common stockholders' equity and cash flows for each of the three years in the period ended May 31, 1998. Our audits also included the consolidated financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ConAgra, Inc. and subsidiaries as of May 31, 1998 and May 25, 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
July 10, 1998 (September 24, 1998 as to Note 2)
Omaha, Nebraska

CONAGRA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MAY 31, 1998 AND MAY 25, 1997
DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS

                                                                                 1998                       1997
                                                                               ----------                 ---------
ASSETS

Current assets
 Cash and cash equivalents                                                     $   108.4                  $   106.9
 Receivables, less allowance for doubtful accounts
  of $68.2 and $67.9 (Note 5)                                                    1,546.9                    1,391.6
 Inventories (Note 6)                                                            3,540.8                    3,379.5
 Prepaid expenses                                                                  341.6                      397.8
                                                                               ----------                 ---------
    Total current assets                                                         5,537.7                    5,275.8
                                                                               ----------                 ---------
Property, plant and equipment
 Land                                                                              155.1                      164.1
 Buildings, machinery and equipment                                              4,827.0                    4,540.8
 Other fixed assets                                                                379.8                      293.9
 Construction in progress                                                          399.2                      441.7
                                                                               ----------                 ---------
                                                                                 5,761.1                    5,440.5
 Less accumulated depreciation                                                  (2,311.4)                  (2,098.7)
                                                                               ----------                 ---------
   Property, plant and equipment, net                                            3,449.7                    3,341.8
                                                                               ----------                 ---------
Brands, trademarks and goodwill, at cost
 less accumulated amortization of $641.9 and $568.3                              2,391.7                    2,435.3
Other assets                                                                       429.4                      398.9
                                                                               ----------                 ---------
                                                                               $11,808.5                  $11,451.8
                                                                               ----------                 ---------
                                                                               ----------                 ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
 Notes payable                                                                 $   858.1                   $  540.4
 Current installments of long-term debt                                             52.7                      354.2
 Accounts payable                                                                1,971.0                    1,911.4
 Advances on sales                                                                 829.7                      766.5
 Accrued payroll                                                                   293.6                      283.6
 Other accrued liabilities                                                       1,088.6                    1,180.1
                                                                               ----------                 ---------
   Total current liabilities                                                     5,093.7                    5,036.2
                                                                               ----------                 ---------
Senior long-term debt, excluding current installments (Note 8)                   1,753.5                    1,628.5
Other noncurrent liabilities (Note 9)                                              847.3                      941.1
Subordinated debt (Note 8)                                                         750.0                      750.0
Preferred securities of subsidiary company (Note 10)                               525.0                      525.0
Common stockholders' equity (Notes 11, 12 and 13)
 Common stock of $5 par value, authorized 1,200,000,000 shares;
  issued 519,424,034 and 522,719,194                                             2,597.1                    1,306.8
 Additional paid-in capital                                                        320.0                      636.9
 Retained earnings                                                               1,337.7                    2,125.7
 Foreign currency translation adjustment                                           (67.6)                     (31.7)
 Less treasury stock, at cost,
  common shares 30,011,958 and 30,036,626                                         (705.2)                    (655.1)
                                                                               ----------                 ---------
                                                                                 3,482.0                    3,382.6
 Less unearned restricted stock and value of 21,376,632 and
  26,202,608 common shares held in Employee Equity Fund (Note 12)                 (643.0)                    (811.6)
                                                                               ----------                 ---------
   Total common stockholders' equity                                             2,839.0                    2,571.0
                                                                               ----------                 ---------
                                                                               $11,808.5                $  11,451.8
                                                                               ----------                 ---------
                                                                               ----------                 ---------


The accompanying notes are an integral part of the consolidated financial statements.

CONAGRA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE FISCAL YEARS ENDED MAY
IN MILLIONS EXCEPT PER SHARE AMOUNTS


                                                                          1998             1997              1996
                                                                      -----------      -----------       ------------
Net sales                                                             $  24,219.5      $  24,445.2       $  24,321.3

Costs and expenses
 Cost of goods sold                                                      20,409.0         20,741.0          20,693.5
 Selling, administrative and general expenses                             2,468.8          2,381.0           2,377.0
 Interest expense (Note 8)                                                  300.7            279.2             307.5
 Non-recurring charges (Note 3)                                                 -                -             507.8
                                                                      -----------      -----------       ------------
                                                                         23,178.5         23,401.2          23,885.8
                                                                      -----------      -----------       ------------
Income before income taxes and cumulative effect of change in
 accounting                                                               1,041.0          1,044.0             435.5
Income taxes (Note 14)                                                      399.2            406.1             223.7
                                                                      -----------      -----------       ------------

Income before cumulative effect of change in accounting                     641.8            637.9             211.8
Cumulative effect of change in accounting for
 systems reengineering costs                                                (14.8)               -                 -
                                                                      -----------      -----------       ------------
Net income                                                                  627.0            637.9             211.8
Less preferred dividends                                                        -                -               8.6
                                                                      -----------      -----------       ------------
Net income available for common stock                                $      627.0      $     637.9        $    203.2
                                                                      -----------      -----------       ------------
                                                                      -----------      -----------       ------------
Income per share - basic (Note 4)
 Income before cumulative effect of change in accounting             $       1.38      $      1.36        $      .43
 Cumulative effect of change in accounting                                   (.03)               -                 -
                                                                      -----------      -----------       ------------
 Net income                                                          $       1.35      $      1.36        $      .43
                                                                      -----------      -----------       ------------
                                                                      -----------      -----------       ------------

Income per share - diluted (Note 4)
 Income before cumulative effect of change in accounting              $      1.35      $      1.34        $      .43
 Cumulative effect of change in accounting                                   (.03)               -                 -
                                                                      -----------      -----------       ------------
 Net income                                                           $      1.32      $      1.34        $      .43
                                                                      -----------      -----------       ------------
                                                                      -----------      -----------       ------------


The accompanying notes are an integral part of the consolidated financial statements.

CONAGRA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
FOR FISCAL YEARS ENDED MAY
COLUMNAR AMOUNTS IN MILLIONS



                                                                                        FOREIGN                  EEF*
                                                              ADDITIONAL                CURRENCY                STOCK
                                         COMMON    COMMON      PAID-IN    RETAINED    TRANSLATION   TREASURY     AND
                                         SHARES    STOCK       CAPITAL    EARNINGS     ADJUSTMENT     STOCK      OTHER     TOTAL
                                         ------    -----       -------    --------     ----------     -----      -----     -----
BALANCE AT MAY 29, 1995                  522.8   $ 1,307.1    $   401.9   $ 1,762.1    $  (45.1)    $ (206.9)  $ (639.5)  $ 2,579.6
Shares issued
 Stock option and incentive plans           .4          .7          2.7                                                         3.4
 EEF*: stock option, incentive and
   other employee benefit plans                                     (.9)                                           95.9        95.0
 Fair market valuation of
   EEF shares                                                     145.4                                          (145.4)         --
 Acquisitions                                           .1           .9                                  2.3                    3.3
Shares acquired
 Incentive plans                                                                                        (9.7)       2.1        (7.6)
 Treasury shares purchased                                                                            (668.0)                (668.0)
Shares retired                             (.3)        (.7)                    (3.3)                     4.0                     --
Conversion of preferred stock into
 common                                                 .1       (134.0)                               488.3                  354.4
Foreign currency translation
 adjustment                                                                                 5.8                                 5.8
Dividends declared
 Preferred stock                                                               (8.6)                                           (8.6)
 Common stock, $.460 per share                                               (209.3)                                         (209.3)
 Pooled companies                                                              (6.1)                                           (6.1)
Net income                                                                    211.8                                           211.8
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MAY 26, 1996                  522.9     1,307.3        416.0     1,746.6       (39.3)      (390.0)    (686.9)    2,353.7
Shares issued
 Stock option and incentive plans           .3          .6          2.0                                   .4                    3.0
 EEF*: stock option, incentive and
   other employee benefit plans                                    13.0                                            78.8        91.8
 Fair market valuation of
   EEF shares                                                     204.8                                          (204.8)         --
 Acquisitions                                           .1          1.1                                  4.3                    5.5
Shares acquired
 Incentive plans                                                                                       (10.1)       1.3        (8.8)
 Treasury shares purchased                                                                            (266.5)                (266.5)
Shares retired                             (.5)       (1.2)                    (5.6)                     6.8                     --
Foreign currency translation
 adjustment                                                                                 7.6                                 7.6
Dividends declared
 Common stock, $.528 per share                                               (237.3)                                         (237.3)
 Pooled companies                                                             (15.9)                                          (15.9)
Net income                                                                    637.9                                           637.9
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MAY 25, 1997                  522.7     1,306.8        636.9     2,125.7       (31.7)      (655.1)    (811.6)    2,571.0
Shares issued
 Stock option and incentive plans           .6         2.8          4.0                                   .5                    7.3
 EEF*: stock option, incentive and
   other employee benefit plans                                    34.7                                            70.5       105.2
 Fair market valuation of
   EEF shares                                                     (97.1)                                           97.1          --
 Acquisitions                              1.3         6.7           .4         3.3                      2.2                   12.6
Shares acquired
 Incentive plans                                                                                       (19.4)       1.0       (18.4)
 Treasury shares purchased                                                                            (153.3)                (153.3)
Shares retired                            (5.2)      (26.2)                   (93.7)                   119.9                     --
Two-for-one stock split                            1,307.0       (258.9)   (1,048.1)                                             --
Foreign currency translation
 adjustment                                                                               (35.9)                              (35.9)
Dividends declared
 Common stock, $.605 per share                                               (273.6)                                         (273.6)
 Pooled companies                                                              (2.9)                                           (2.9)
Net income                                                                    627.0                                           627.0
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MAY 31, 1998                  519.4   $ 2,597.1    $   320.0   $ 1,337.7    $  (67.6)    $ (705.2)  $ (643.0)  $ 2,839.0
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.
*Employee Equity Fund (Note 12)

CONAGRA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED MAY
DOLLARS IN MILLIONS


                                                                                       1998      1997     1996
                                                                                    --------  --------  --------
Cash flows from operating activities
Net income                                                                          $  627.0  $  637.9  $  211.8
 Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and other amortization                                                389.0     357.2     350.3
    Goodwill amortization                                                               67.8      69.0      69.9
    Cumulative effect of change in accounting and non-recurring charges                 24.0        --     507.8
    Other noncash items (includes nonpension postretirement benefits)                   86.5      92.7     125.4
    Change in assets and liabilities before effects from business acquisitions
     Receivables                                                                      (191.4)    104.7    (123.8)
     Inventories and prepaid expenses                                                 (270.5)    321.3    (537.4)
     Accounts payable and accrued liabilities                                         (109.2)   (615.4)    589.7
                                                                                    --------  --------  --------
      Net cash flows from operating activities                                         623.2     967.4   1,193.7
                                                                                    --------  --------  --------
Cash flows from investing activities

 Additions to property, plant and equipment                                           (583.7)   (682.7)   (681.9)
 Payment for business acquisitions                                                     (33.7)   (197.8)   (467.1)
 Sale of businesses and property, plant and equipment                                  225.9      31.4     388.9
 Notes receivable and other items                                                       (3.9)    (40.5)    142.3
                                                                                    --------  --------  --------
      Net cash flows from investing activities                                        (395.4)   (889.6)   (617.8)
                                                                                    --------  --------  --------

Cash flows from financing activities
 Net short-term borrowings                                                             317.7     104.2     504.3
 Proceeds from issuance of long-term debt                                              311.8     483.2      44.1
 Repayment of long-term debt                                                          (490.8)   (184.4)   (217.6)
 Cash dividends paid                                                                  (263.2)   (229.9)   (215.5)
 Cash distributions of pooled companies                                                 (3.8)    (16.7)     (5.1)
 Treasury stock purchases                                                             (153.3)   (266.5)   (668.0)
 Employee Equity Fund stock transactions                                                43.6      17.3      21.8
 Other items                                                                            11.7       8.6      15.0
                                                                                    --------  --------  --------
      Net cash flows from financing activities                                        (226.3)    (84.2)   (521.0)
                                                                                    --------  --------  --------

Net increase (decrease) in cash and cash equivalents                                     1.5      (6.4)     54.9
Cash and cash equivalents at beginning of year                                         106.9     113.3      58.4
                                                                                    --------  --------  --------
Cash and cash equivalents at end of year                                            $  108.4  $  106.9  $  113.3
                                                                                    --------  --------  --------
                                                                                    --------  --------  --------
Noncash financing activities
 Treasury stock issued for conversion of Class E cumulative convertible preferred
  stock into common stock (Note 11)                                                 $ --      $ --      $  482.2
                                                                                    --------  --------  --------
                                                                                    --------  --------  --------



The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 1998, MAY 25, 1997 AND MAY 26, 1996
Columnar amounts in millions except per share amounts
-------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         FISCAL YEAR - The fiscal year of ConAgra ("ConAgra" or the "Company") ends the last Sunday in May. The fiscal years for the consolidated financial statements presented consist of 53-week periods (fiscal 1998) or 52-week periods (fiscal 1997 and 1996).

         The accounts of two wholly owned subsidiaries, ConAgra Fertilizer Company and United Agri Products, Inc., have been consolidated on the basis of a year ending in February. Such fiscal period corresponds with those companies' natural business year.

         BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of ConAgra, Inc. and all majority-owned subsidiaries, except certain foreign companies that are not material to the Company. The investments in and the operating results of these foreign companies and 50%-or-less-owned entities are included in the financial statements on the basis of the equity method of accounting. All significant intercompany investments, accounts and transactions have been eliminated.

         In the first half of fiscal 1996, ConAgra acquired the outstanding common stock of Canada Malting Co., Limited ("CMC"), a producer of malted barley, for approximately U.S. $300 million in a transaction accounted for as a purchase. The entity was consolidated at that date. During the fourth quarter of fiscal 1996, the Company sold a 50-percent interest in CMC to an unrelated party and accordingly accounts for the remaining interest on the equity method of accounting. The Company did not realize a gain or loss on the sale.

         USE OF ESTIMATES - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

         INVENTORIES - Grain, flour and major feed ingredient inventories are hedged to the extent practicable and are generally stated at market, including adjustment to market of open contracts for purchases and sales. Short-term interest expense incurred to finance hedged inventories is included in cost of sales in order to properly reflect gross margins on hedged transactions. Inventories not hedged are priced at the lower of average cost or market.

         PROPERTY AND DEPRECIATION - Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:


              Buildings                    15 - 40 years
              Machinery and equipment       5 - 20 years
              Other fixed assets            5 - 15 years


         BRANDS, TRADEMARKS, GOODWILL AND LONG-LIVED ASSETS - Brands and goodwill arising from the excess of cost of investment over fair value of net assets at date of acquisition and trademarks are amortized using the straight-line method, principally over a period of 40 years. As required by SFAS No. 121, an impairment is recognized when future undiscounted cash flows of assets are estimated to be insufficient to recover their related carrying value. The Company considers continued operating losses, or significant and long-term changes in industry conditions, to be its primary indicators of potential impairment.

         Recoverability of goodwill not identified with impaired assets under SFAS No. 121 is evaluated on the basis of management's estimates of future undiscounted operating income associated with the acquired business.

         DERIVATIVE INSTRUMENTS - The Company uses derivatives for the purpose of hedging commodity price and, to a lesser extent, interest rate exposure, that exist as a part of its ongoing business operations.

         INTEREST RATE SWAP AGREEMENTS - The Company utilizes interest rate swap agreements to alter the impact of changes of interest rates. Interest differentials to be paid or received on such swaps are recognized in income as incurred, as a component of interest expense.

         COMMODITY CONTRACTS -The Company uses commodity futures and option contracts, swaps and forward contracts to manage price fluctuations in various commodities traded or used in its businesses. In the trading businesses, commodity contracts are marked-to-market with net amounts due to or from counterparties recorded in accounts receivable or payable and the related gains or losses recorded in the statement of earnings. The Company's processing businesses reflect commodity contract gains and losses as adjustments to the basis of underlying hedged commodities purchased; gains or losses are recognized in the statement of earnings as a component of cost of goods sold upon sale of the hedged commodity.

         In general, derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Changes in market values of derivative instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract. Deferred gains or losses related to any instrument 1) designated but ineffective as a hedge of existing assets, liabilities, or firm commitments, or 2) designated as a hedge of an anticipated transaction which is no longer likely to occur, are recognized immediately in the statement of earnings.

         Cash flows related to derivative financial instruments are classified in the statements of cash flows in a manner consistent with those of transactions being hedged.

         NET SALES - Gross margins earned from grain, international fertilizer and feed ingredients merchandised, which are included in net sales, total $214.3 million, $176.8 million and $179.8 million for fiscal 1998, 1997 and 1996, respectively.

         Sales and cost of sales, if reported on a gross basis for these activities, would be increased by $6.0 billion, $6.0 billion and $6.5 billion for fiscal 1998, 1997 and 1996, respectively.

         FAIR VALUES OF FINANCIAL INSTRUMENTS - Unless otherwise specified, the Company believes the book value of financial instruments approximates their fair value.

         ACCOUNTING CHANGES - In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE. See Note 4.

         In the third quarter of fiscal 1998, the Company recorded a one-time, after-tax, non-cash charge of $14.8 million to comply with a recently issued ruling by the Financial Accounting Standards Board's Emerging Issues Task Force: (EITF) No. 97-13. This EITF requires business process reengineering costs associated with computer systems development to be expensed as incurred. Previously, the Company had capitalized such costs as development costs.

         In fiscal 1997, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted under SFAS No. 123, the Company continues to account for employee stock option plans using the intrinsic value method of accounting. See Note 13.

         In fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. See
         Note 3.

         In fiscal 1998, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION and Statement of Financial Accounting Standards No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS were issued. These standards, which will become effective in fiscal 1999, expand or modify disclosures and will have no effect on the Company's consolidated financial position, results of operations or cash flows.

         In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued. This standard will become effective in fiscal 2001. The Company has not quantified the impact, if any, resulting from adoption of this standard.

         RECLASSIFICATION - Certain amounts in the fiscal 1997 Notes to Consolidated Financial Statements have been reclassified to conform to fiscal 1998 presentation.

2.       BUSINESS COMBINATIONS

         On July 31, 1998, GoodMark Foods, Inc. (GoodMark) merged with ConAgra through an exchange of shares. ConAgra issued approximately 7.8 million shares of common stock for all outstanding shares of GoodMark. On July 31, 1998, Fernando's Foods Corporation (Fernando's) merged with ConAgra through an exchange of shares. ConAgra issued approximately 1.3 million shares of common stock for all outstanding shares of Fernando's.

         During fiscal 1998, ConAgra completed mergers with Hester Industries, Inc. (Hester) and A.M. Gilardi & Sons, Inc. (Gilardi), exchanging 3.7 million and 3.8 million shares of ConAgra stock, for all outstanding shares of Hester and Gilardi.

         The above business combinations have been accounted for as poolings of interest. These historical financial statements of the Company have been restated to give effect to the all of the above acquisitions as though the companies had operated together from the beginning of the earliest period presented.

         Results of operations of the acquired businesses for periods prior to acquisition date were as follows:


                                 1998         1997          1996
                                 ----         ----          ----
          Net sales           $  379.0     $  443.1      $  422.0

          Net income          $   13.8      $  22.9       $  22.9



3.       NON-RECURRING CHARGES

         In the fourth quarter of fiscal 1996 the Company recorded non-recurring charges for a restructuring plan, early adoption of SFAS No. 121 and completion of a previously announced disposition program. These charges were as follows:


                                              BEFORE            AFTER
                                            INCOME TAX       INCOME TAX
                                            ----------       ----------

         Restructuring plan                   $353.0           $258.6
         Adoption of SFAS No. 121               99.8             79.8
         Disposition program                    55.0             17.9
                                            ----------       ----------
           Total charges                      $507.8           $356.3
                                            ----------       ----------
                                            ----------       ----------


         The effect of these charges in fiscal 1996 was $.76 for basic income per share and $.74 for diluted income per share.

         The fiscal 1996 restructuring plan was designed to streamline the Company's production base, improve efficiency and enhance its competitiveness. The restructuring plan included closing or reconfiguring a number of production facilities and businesses and reducing the workforce by approximately 6,000 employees.

         Restructuring reserves were established in fiscal 1996 totaling $353.0 million. Of this amount, $278.4 million was reserved for asset impairment, $41.0 million for employee-related cash outlays and $33.6 million for other charges relating to the restructuring initiative, the majority of which required cash outlays. Substantially all assets have been written off or cash payments made as of fiscal year end 1998. None of the above reserves were released to profit and loss in fiscal 1998 or fiscal 1997.

         In fiscal 1996, the Company also early adopted SFAS No. 121. The noncash charge from the adoption of this standard resulted from changes in industry conditions, continued operating losses and from the Company's grouping assets at a lower level than under its previous method of accounting. Under the Company's previous policy for evaluating impairment, assets were generally grouped at major operating entity levels, and at those levels of grouping, no impairment charge was required.

         Also in fiscal 1996, the Company recognized a charge relating to previously announced plans to dispose of certain non-core businesses.



4.       INCOME PER SHARE

         In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which requires presentation of basic and diluted income per share on the face of the Consolidated Statements of Earnings. Basic income per share is calculated on the basis of weighted average outstanding common shares, after giving effect to preferred stock dividends. Diluted income per share is computed on the basis of weighted average outstanding common shares; plus equivalent shares assuming exercise of stock options and conversion of outstanding convertible securities, where dilutive. All income per share disclosures have been restated in accordance with SFAS No. 128.

         The following table reconciles the income and average share amounts used to compute both basic and diluted income per share:


                                                             1998           1997           1996
                                                          --------       ---------      ---------
         INCOME PER SHARE - BASIC
          Income before cumulative effect of
            change in accounting                          $  641.8       $  637.9       $  211.8
          Less preferred dividends                               -              -            8.6
                                                           --------       ---------      ---------
          Income available for common stock before
            cumulative effect of change in accounting        641.8          637.9          203.2
          Cumulative effect of change in accounting          (14.8)             -              -
                                                           --------       ---------      ---------
          Net income available for common stock           $  627.0       $  637.9       $  203.2
                                                           --------       ---------      ---------
                                                           --------       ---------      ---------
          Weighted average shares outstanding - basic        465.5          468.1          468.5
                                                           --------       ---------      ---------
                                                           --------       ---------      ---------

         INCOME PER SHARE - DILUTED

          Income available for common stock before
            cumulative effect of change in accounting     $  641.8       $  637.9       $  203.2
          Cumulative effect of change in accounting          (14.8)             -              -
                                                           --------       ---------      ---------
          Net income available for common stock           $  627.0       $  637.9       $  203.2
                                                           --------       ---------      ---------
                                                           --------       ---------      ---------
          Weighted average shares outstanding - basic        465.5          468.1          468.5
          Add shares contingently issuable upon
            exercise of stock options                          9.8            8.1            7.9
                                                           --------       ---------      ---------
          Weighted average shares outstanding - diluted      475.3          476.2          476.4
                                                           --------       ---------      ---------
                                                           --------       ---------      ---------


   5.    RECEIVABLES

         The Company has an agreement to sell interests in pools of receivables, in an amount not to exceed $550 million at any one time. Participation interests in new receivables may be sold, as collections reduce previously sold participation interests. The participation interests are sold at a discount that is included in selling, administrative and general expenses in the Consolidated Statements of Earnings. Gross proceeds from the sales were $524 and $534 million at fiscal year-end 1998 and 1997, respectively.

   6.    INVENTORIES

         The major classes of inventories are as follows:


                                                               1998             1997
                                                           -----------      -----------
          Hedged commodities                               $  1,199.3       $  1,169.8
          Food products and livestock                         1,263.3          1,221.6
          Agricultural chemicals, fertilizer and feed           581.4            381.4
          Retail merchandise                                     13.6            127.5
          Other, principally ingredients and supplies           483.2            479.2
                                                           -----------      -----------
                                                           $  3,540.8       $  3,379.5
                                                           -----------      -----------
                                                           -----------      -----------


   7.    SHORT-TERM CREDIT FACILITIES AND BORROWINGS

         At May 31, 1998, the Company has credit lines from banks which total approximately $5.3 billion, including: $1.75 billion of long-term revolving credit facilities maturing in September 2002; $1.75 billion short-term revolving credit facilities maturing in September 1998; and uncompensated bankers' acceptance and money market loan facilities approximating $1.8 billion. Borrowings under the revolver agreements are at or below prime rate and may be prepaid without penalty. The Company pays fees for its revolving credit facilities.

         The Company finances its short-term needs with bank borrowings, commercial paper borrowings and bankers' acceptances. The average consolidated short-term borrowings outstanding under these facilities for the 1998 fiscal year were $2,515.1 million. This excludes an average of $646.8 million of short-term borrowings that were classified as long-term throughout the fiscal year (see Note 8). The highest period-end short-term indebtedness during fiscal 1998 was $3,551.1 million. Short-term borrowings were at rates below prime. The weighted average interest rate was 5.78% and 5.63%, respectively, for fiscal 1998 and 1997.

         In fiscal 1998 and 1997, the Company entered into interest rate swap agreements to eliminate the impact of changes in short-term borrowing rates. At May 31, 1998, the Company had outstanding interest rate swap agreements effectively changing the interest rate exposure on $600 million of short-term borrowings from variable to a 6% fixed rate. The swaps will mature on December 22, 1998. At May 25, 1997, the Company had outstanding interest rate swap agreements effectively changing the interest rate exposure on $1,400 million of short-term borrowings from variable to fixed rates (ranging from 5.8% to 6.4%). The swap agreements matured in fiscal 1998. The net cost in fiscal 1998 and fiscal 1997, and the estimated fair value of these agreements as of May 31, 1998 and May 25, 1997 were not material.


8.       SENIOR LONG-TERM DEBT, SUBORDINATED DEBT AND LOAN AGREEMENTS


                                                                                     1998               1997
                                                                                  ---------          ---------
          Senior Debt
               Commercial paper backed by long-term revolving
                credit agreements                                                 $  685.6           $  808.9
               9.875% senior debt due in 2006                                        100.0              100.0
               7.125% senior debt due in 2026 (redeemable at option of
                holders in 2006)                                                     397.6              397.6
               6.70% senior debt due in 2027 (redeemable at option of
                holders in 2009)                                                     300.0                  -
               6.34% to 9.77% publicly issued unsecured medium-term
                notes due in various amounts through 2004                            119.5              154.5
               9.87% to 9.95% unsecured senior notes due in various
                amounts through 2009                                                  66.5               78.1
               Industrial Development Revenue Bonds (collateralized by
                plant and equipment) due on various dates through 2017 at
                an average rate of 6.73% and 6.91%                                    31.3               29.7
               Miscellaneous unsecured                                                53.0               59.7
                                                                                  ---------          ---------
                  Total senior debt                                                1,753.5            1,628.5
                                                                                  ---------          ---------

          Subordinated Debt
               9.75% subordinated debt due in 2021                                   400.0              400.0
               7.375% to 7.4% subordinated debt due through 2005                     350.0              350.0
                                                                                  ---------          ---------
                  Total subordinated debt                                            750.0              750.0
                                                                                  ---------          ---------
          Total long-term debt, excluding current installments                  $  2,503.5         $  2,378.5
                                                                                  ---------          ---------
                                                                                  ---------          ---------


         The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years following May 31, 1998 are as follows:


              1999                  $  52.7
              2000                     19.7
              2001                     34.0
              2002                    122.2
              2003                    692.5


         Under the long-term credit facility referenced in Note 7, the Company has agreements that allow it to borrow up to $1.75 billion through September 2002.

         The most restrictive note agreements (the revolving credit facilities and certain privately placed long-term debt) require the Company to repay the debt if Consolidated Funded Debt exceeds 60% of Consolidated Capital Base or if Fixed Charges coverage is less than 1.75 to 1.0 as such terms are defined in applicable agreements.

         Net interest expense consists of:


                                             1998         1997          1996
                                          ---------    ---------      --------
          Long-term debt                  $  206.9     $  204.7      $  214.7
          Short-term debt                    143.2        129.2         140.3
          Interest income                    (38.0)       (43.5)        (41.7)
          Interest capitalized               (11.4)       (11.2)         (5.8)
                                          ---------    ---------      --------
                                          $  300.7     $  279.2      $  307.5
                                          ---------    ---------      --------
                                          ---------    ---------      --------


         Net interest paid was $300.6 million, $276.6 million and $311.8 million in fiscal 1998, 1997 and 1996, respectively.

         Short-term debt interest expense of $19.1 million, $21.8 million and $27.5 million in fiscal 1998, 1997 and 1996, respectively, incurred to finance hedged inventories, has been charged to cost of goods sold.

         The carrying amount of long-term debt (including current installments) was $2,556.2 million and $2,732.7 million as of May 31, 1998 and May 25, 1997, respectively. Based on current market rates primarily provided by outside investment bankers, the fair value of this debt at May 31, 1998 and May 25, 1997 was estimated at $2,792.9 million and $2,845.8 million, respectively. The Company's long-term debt is generally not callable until maturity.

   9.    OTHER NONCURRENT LIABILITIES

         Other noncurrent liabilities consist of estimated liabilities of Beatrice Company (acquired in fiscal 1991) and estimated postretirement health care and pension benefits as follows:


                                                                            1998             1997
                                                                         ---------        ---------
          Income tax, legal and environmental liabilities primarily
              associated with the Company's acquisition of
              Beatrice Company                                           $  378.3         $  466.2
          Estimated postretirement health care and pensions                 552.2            551.9
                                                                         ---------        ---------
                                                                            930.5          1,018.1
          Less estimated current portion                                     83.2             77.0
                                                                         ---------        ---------
                                                                         $  847.3         $  941.1
                                                                         ---------        ---------
                                                                         ---------        ---------


10.      PREFERRED SECURITIES OF SUBSIDIARY COMPANY

         ConAgra Capital, L.C., an indirectly controlled subsidiary of the Company, has the following Preferred Securities outstanding:

         4 MILLION SHARES OF 9% SERIES A CUMULATIVE PREFERRED ("SERIES A SECURITIES")
            Distributions are payable monthly.

         7 MILLION SHARES OF SERIES B ADJUSTABLE RATE CUMULATIVE PREFERRED ("SERIES B SECURITIES")
            Distributions are payable monthly at a rate per annum, which is adjusted quarterly to 95% of the highest of three U.S. Treasury security indices, subject to a floor of 5.0% and a ceiling of 10.5% per annum. The distribution rate in fiscal 1998 ranged from 5.6% to 6.6%.

         10 MILLION SHARES OF 9.35% SERIES C CUMULATIVE PREFERRED ("SERIES C SECURITIES")
            Distributions are payable monthly.

         For financial statement purposes, distributions on these Securities are included in selling, administrative and general expenses in the Consolidated Statements of Earnings as such amounts represent minority interests.

         The above Securities were issued at a price of $25 per share. All such Securities are non-voting (except in certain limited circumstances), and are guaranteed on a limited basis by ConAgra and, in certain limited circumstances, are exchangeable for debt securities of ConAgra. The Securities are redeemable at the option of ConAgra Capital, L.C. (with ConAgra's consent) in whole or in part, on or after May 31, 1999 with respect to Series A Securities, June 30, 1999 with respect to Series B Securities, and February 29, 2000 with respect to Series C Securities, at $25 per security plus accumulated and unpaid distributions to the date fixed for redemption.

         In connection with the issuance of the Series B Securities, the Company entered into a swap with a money center bank that effectively changed the distribution rate to a function of the three-month LIBOR on $175.0 million until May 31, 1998. The net cost of this swap in fiscal 1998, 1997 and 1996 was insignificant. The estimated fair value of this swap agreement was an obligation of $1.5 million as of May 25, 1997.

11.      CAPITAL STOCK

         The Company has authorized shares of preferred stock as follows:

               Class B - $50 par value; 150,000 shares
               Class C - $100 par value; 250,000 shares
               Class D - without par value; 1,100,000 shares
               Class E - without par value; 16,550,000 shares

         There are no preferred shares issued or outstanding as of May 31, 1998.

         In fiscal 1996 the Company redeemed its Class D cumulative convertible preferred stock at a redemption price of $25 per share plus accrued and unpaid dividends thereon to the redemption date. Approximately 25,000 shares of Class D preferred stock were converted into shares of common stock. The remaining shares of Class D preferred stock (approximately 2,000) were redeemed for cash.

         The Company also redeemed its Class E cumulative convertible preferred stock during fiscal 1996. Approximately 14.2 million shares were converted into common stock and approximately 18,000 shares were redeemed for cash. The Company used common shares acquired in open market purchases at an aggregate cost of $482.2 million for purposes of effecting the preferred stock conversion.

         In connection with a two-for-one split of the Company's common stock, effective October 1, 1997, the Company issued 261.4 million shares (including 17.1 million shares and 12.2 million shares added to treasury stock and the Employee Equity Fund, respectively) in the form of a stock dividend. All references in the financial statements with regard to number of shares of common stock, related dividends and per share amounts have been restated to reflect this stock split.

12.      EMPLOYEE EQUITY FUND

         In fiscal 1993, the Company established a $700 million Employee Equity Fund ("EEF"), a newly formed grantor trust, to pre-fund future stock-related obligations of the Company's compensation and benefit plans. The EEF supports existing, previously approved employee plans that use ConAgra common stock and does not change those plans or the amounts of stock expected to be issued for those plans.

         For financial reporting purposes the EEF is consolidated with ConAgra. The fair market value of the shares held by the EEF is shown as a reduction to common stockholders' equity in the Company's Consolidated Balance Sheets. All dividends and interest transactions between the EEF and ConAgra are eliminated. Differences between cost and fair value of shares held and/or released are included in consolidated additional paid-in capital.

         Following is a summary of shares held by the EEF:


                                                    1998            1997
                                                 --------        ---------
         Shares held (in millions)                  21.4             26.2

         Cost - per share                        $14.552          $14.552
         Cost - total                              311.1            381.3

         Fair market value - per share           $ 29.25          $ 30.25
         Fair market value - total                 625.3            792.6


13.      STOCK OPTIONS AND RIGHTS

         Stock option plans approved by the stockholders provide for granting of options to employees for purchase of common stock generally at prices equal to fair market value at the time of grant, and for issuance of restricted or bonus stock without direct cost to the employee. During fiscal 1998, 1997 and 1996, 274,926 shares, 565,722 shares and 493,036 shares of restricted stock (including stock issued under incentive plans) were issued. The value of the restricted stock, equal to fair market value at the time of grant, is being amortized as compensation expense. This compensation expense was not significant for fiscal 1998, 1997 and 1996. Generally, options granted become exercisable over a four-year period and expire ten years after the date of grant. For participants under the long-term senior management incentive plan, options are exercisable under various vesting schedules. Option shares and prices are adjusted for common stock splits and changes in capitalization.

         The changes in the outstanding stock options during the three years ended May 31, 1998 are summarized below:


                                       1998               1997               1996
                                 --------------------------------------------------------
                                          WEIGHTED           WEIGHTED           WEIGHTED
                                           AVERAGE            AVERAGE            AVERAGE
                                          EXERCISE           EXERCISE           EXERCISE
                                 SHARES    PRICE     SHARES   PRICE     SHARES   PRICE
                                 ------  ---------   ------  ---------  ------  ---------
Beginning of year                 23.1   $   17.01    23.3   $   14.66   27.1   $   12.86
Granted                            5.2       33.57     5.7       24.03    5.5       19.99
Exercised                         (3.4)      13.80    (4.3)      13.72   (4.9)      12.11
Canceled                          (1.3)      20.52    (1.6)      16.43   (4.4)      13.10
End of year                       23.6   $   20.91    23.1   $   17.01   23.3   $   14.66
Exercisable
   at end of year                 13.8   $   16.99    13.0   $   14.40   13.4   $   12.97




The following summarizes information about stock options outstanding as of May 31, 1998:



                                OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                           ------------------------------------------------------
                                     WEIGHTED   WEIGHTED              WEIGHTED
                                     AVERAGE     AVERAGE              AVERAGE
                                    REMAINING   EXERCISE              EXERCISE
RANGE OF EXERCISE PRICE    SHARES     LIFE       PRICE      SHARES     PRICE
-----------------------    ------     ----       -----      ------     -----
$  4.97 - $  8.44             .8      1.3    $    7.11       .8    $    7.11

   8.56 -   12.69            3.3      3.8        11.43      3.3        11.43
  13.13 -   19.50            5.9      5.1        15.48      5.0        15.41
  19.94 -   29.50            8.7      7.9        22.35      3.7        21.96
  31.88 -   36.81            4.9      9.3        33.81      1.0        33.81

   4.97 -   36.81           23.6      6.7        20.91     13.8        16.99


         The Company has elected to account for its employee stock option plans using the intrinsic value method of accounting. Accordingly, no compensation expense is recognized for stock options because the exercise price of the stock options equals the market price of the underlying stock on the date of the grant.

         Pro forma information regarding net income and income per share is required by SFAS No. 123, assuming the Company accounted for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 6.03%, 6.40% and 5.25%; a dividend yield of 2.1%, 2.2% and 2.2%;
         expected volatility of 19.1%, 20.9% and 22.4%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 1998, 1997 and 1996 was $8.53, $6.54 and $5.14, respectively.
         Pro forma net income and income per share, after cumulative effect of change in accounting, are as follows (because SFAS No. 123 is applicable only to options granted subsequent to fiscal 1995, its pro forma effect will not be fully reflected until fiscal 2000):



                                                       1998       1997       1996
                                                     --------   --------   --------
Pro forma net income available for common stock    $    615.9 $    631.2 $    200.2

Pro forma basic income per share                         1.32       1.35        .43

Basic income per share - as reported                     1.35       1.36        .43

Pro forma diluted income per share                       1.30       1.33        .42

Diluted income per share - as reported                   1.32       1.34        .43




         At May 31, 1998, approximately 13.6 million shares were reserved for granting additional options and restricted or bonus stock awards.

         Each share of common stock carries with it one-half preferred stock purchase right ("Right"). The Rights become exercisable ten days after a person (an "Acquiring Person") acquires or commences a tender offer for 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of Class E Preferred Stock at an exercise price of $200, subject to adjustment. The Rights expire on July 12, 2006, and may be redeemed at the option of the Company at $.01 per Right, subject to adjustment. Under certain circumstances, if (i) any person becomes an Acquiring Person or (ii) the Company is acquired in a merger or other business combination after a person becomes an Acquiring Person, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise of the Right, shares of common stock (of the Company under (i) and of the acquiring company under (ii)) having a value of twice the exercise price of the Right. The Rights were issued pursuant to a dividend declared by the Company's Board of Directors on July 12, 1996 payable to stockholders of record on July 24, 1996. The one Right for each outstanding share was adjusted to one-half Right for each share effective October 1, 1997 as a result of the two-for-one stock split. At May 31, 1998, the Company has reserved one million Class E preferred shares for exercise of the Rights.

   14.   PRETAX INCOME AND INCOME TAXES

         Income before taxes and cumulative effect of change in accounting consisted of the following:


                                           1998             1997            1996
                                       ----------       ----------       ---------
United States                          $    968.9       $    997.4       $   413.2
Foreign                                      72.1             46.6            22.3
                                       ----------       ----------       ---------
                                       $  1,041.0       $  1,044.0       $   435.5
                                       ----------       ----------       ---------
                                       ----------       ----------       ---------


         The provision for income taxes includes the following:


                                         1998             1997              1996
                                      ---------        ---------         ---------
Current
 Federal                              $   287.0        $   271.8         $   189.3
 State                                     56.6             59.0              35.0
 Foreign                                   12.3              8.0              37.1
                                      ---------        ---------         ---------
                                          355.9            338.8             261.4
                                      ---------        ---------         ---------
Deferred
 Federal                                   38.8             60.6             (25.1)
 State                                      4.5              6.7              (2.9)
 Foreign                                     --               --              (9.7)
                                      ---------        ---------         ---------
                                           43.3             67.3             (37.7)
                                      ---------        ---------         ---------
                                      $   399.2        $   406.1         $   223.7
                                      ---------        ---------         ---------
                                      ---------        ---------         ---------




         Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the Consolidated Statements of Earnings as follows:


                                                         1998       1997       1996
                                                      ---------  ---------  ---------
Computed U.S. federal income taxes                    $   364.3  $   365.4  $   152.4
State income taxes, net of U.S. federal tax benefit        39.7       42.9       20.9
Nondeductible amortization of goodwill and other
  intangibles                                              20.1       21.7       21.8
Export and jobs tax credits                                (7.5)      (6.3)      (9.4)
Permanent differences due to
  non-recurring charges                                      --         --       45.8
Other                                                     (17.4)     (17.6)      (7.8)
                                                      ---------  ---------  ---------
                                                      $   399.2  $   406.1  $   223.7
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------



         Income taxes paid were $282.3 million, $318.3 million and $238.9 million in fiscal 1998, 1997 and 1996, respectively. The Internal Revenue Service has examined the Company's tax returns through fiscal 1992. The IRS has proposed certain adjustments, some of which are being contested by the Company. The Company believes that it has made adequate provisions for income taxes payable.

         The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:



                                                 1998                     1997
                                          ---------------------    --------------------
                                           ASSETS   LIABILITIES     ASSETS  LIABILITIES
                                          --------  -----------    -------  -----------

Depreciation and amortization             $     --   $  342.8     $     --   $  344.6
Nonpension postretirement benefits           170.2         --        171.5         --
Other noncurrent liabilities which will
  give rise to future tax deductions         216.0         --        250.3         --
Accrued expenses                              74.5         --         48.0         --
Other                                         82.4      108.7         78.9      109.5
Non-recurring charges                         59.5         --         85.5         --
                                          --------   --------     --------   --------
                                          $  602.6   $  451.5     $  634.2   $  454.1
                                          --------   --------     --------   --------
                                          --------   --------     --------   --------




   15.   COMMITMENTS

         The Company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments.

         A summary of rent expense charged to operations follows:


                   1998        1997        1996
                ---------   ---------   ---------
Cancelable      $   153.2   $   134.4   $   121.1
Noncancelable       115.1       112.4       121.2
                ---------   ---------   ---------
                $   268.3   $   246.8   $   242.3
                ---------   ---------   ---------
                ---------   ---------   ---------



         A summary of noncancelable operating lease commitments for fiscal years following May 31, 1998 is as follows:


                    TYPE OF PROPERTY
           ---------------------------------
           REAL AND OTHER     TRANSPORTATION
              PROPERTY         EQUIPMENT
           --------------     --------------
1999          $   77.3          $   33.6
2000              69.7              28.7
2001              59.7              20.0
2002              51.4               9.4
2003              40.6               4.4
Later years       76.5               6.8
              --------          --------
              $  375.2          $  102.9
              --------          --------
              --------          --------




         The Company had letters of credit, performance bonds and other commitments and guarantees outstanding at May 31, 1998 aggregating approximately $234.4 million.

16.  CONTINGENCIES

     In fiscal 1991, ConAgra acquired Beatrice Company ("Beatrice"). As a result of the acquisition and the significant pre-acquisition tax and other contingencies of the Beatrice businesses and its former subsidiaries, the consolidated post-acquisition financial statements of ConAgra reflected significant liabilities and valuation allowances associated with the estimated resolution of these contingencies. The material pre-acquisition tax contingencies were resolved in fiscal 1995.

     Beatrice is also engaged in various litigation and environmental proceedings related to businesses divested by Beatrice prior to its acquisition by ConAgra. The environmental proceedings include litigation and administrative proceedings involving Beatrice's status as a potentially responsible party at 47 Superfund, proposed Superfund or state-equivalent sites. Beatrice has paid or is in the process of paying its liability share at 43 of these sites. Substantial reserves for these matters have been established based on the Company's best estimate of its undiscounted remediation liabilities, which estimates include evaluation of investigatory studies, extent of required cleanup, the known volumetric contribution of Beatrice and other potentially responsible parties and its experience in remediating sites.

     ConAgra is party to a number of other lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded for all of the foregoing matters, management believes the ultimate resolution of such matters should not have a material adverse effect on ConAgra's financial condition, results of operations or liquidity.

17.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses interest rate swaps to manage its interest rate risk, as outlined in Note 7. In addition, the Company uses derivative financial instruments such as swaps, forwards and options in its hedging and trading activities in energy markets. At May 31, 1998, the Company had long natural gas and electricity positions in derivative financial instruments with a notional value of $256 million and associated short positions with a notional value of $258 million. At May 25, 1997, such amounts were not material. All contracts are marked to the market, with gains and losses recorded in the income statement, consistent with all trading business activity within the Company. The market risk on the net position in derivative financial instruments in the energy complex was not material.

     The Company performs credit assessments on all counterparties and obtains additional guarantees of financial performance, if deemed necessary. The predominance of these trades are swaps, where the Company pays or receives only the difference between the contract value and the market value. The amount at risk is therefore limited to the gain on the swap. The Company does not anticipate any material loss because of nonperformance by a counterparty.

     Certain of the Company's operations use foreign exchange forwards to hedge fixed purchase and sales commitments denominated in a foreign currency. The fair value of these foreign exchange positions was not material as of May 31, 1998 and May 25, 1997.

18.  PENSION AND POSTRETIREMENT BENEFITS

     RETIREMENT PENSION PLANS

     The Company and its subsidiaries have defined benefit retirement plans ("Plan") for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service.

     Consolidated pension costs consist of the following:



                                          1998                               1997                                1996
                              -----------------------------------------------------------------------------------------------------
                                 PLAN           ACCUMULATED          PLAN         ACCUMULATED          PLAN            ACCUMULATED
                                ASSETS            BENEFITS          ASSETS          BENEFITS          ASSETS             BENEFITS
                                EXCEED            EXCEED            EXCEED           EXCEED           EXCEED              EXCEED
                              ACCUMULATED          PLAN          ACCUMULATED          PLAN          ACCUMULATED            PLAN
                               BENEFITS           ASSETS           BENEFITS          ASSETS          BENEFITS              ASSETS
                              -----------------------------------------------------------------------------------------------------
Service cost                   $  39.8            $  4.6           $  39.4          $  6.5           $  24.8              $  8.0
Interest cost                     79.3              13.2              73.7            13.3              62.5                19.7
Actual return on
  plan assets                   (266.8)            (19.2)           (142.1)           (8.2)           (185.8)              (40.4)
Net amortization and
  deferral                       182.5              15.0              72.7             4.7             122.5                29.5
                               --------          --------          --------        --------          --------            --------
Net pension costs              $  34.8           $  13.6           $  43.7         $  16.3           $  24.0             $  16.8
                               --------          --------          --------        --------          --------            --------
                               --------          --------          --------        --------          --------            --------

     Pension costs were determined using a 7.5% discount rate (7.0% in fiscal 1997 and 8.5% in fiscal 1996), a long-term rate of return of 9.25% and a long-term rate of compensation increases of 5.5% for all years presented. The funded status of the plans at February 28, 1998 and February 28, 1997 (dates of the most recent actuarial reports) was as follows:

                                                                          1998                                1997
                                                          -------------------------------------------------------------------------
                                                                PLAN            ACCUMULATED            PLAN         ACCUMULATED
                                                               ASSETS            BENEFITS             ASSETS          BENEFITS
                                                               EXCEED             EXCEED              EXCEED           EXCEED
                                                            ACCUMULATED            PLAN            ACCUMULATED          PLAN
                                                              BENEFITS            ASSETS             BENEFITS          ASSETS
                                                          -------------------------------------------------------------------------

         Plan assets at fair value                         $  1,373.6           $  131.0          $  1,124.1         $  130.6
                                                             ----------         ----------           ----------      ----------
         Projected benefit obligation:
         Actuarial present value of
           vested benefits                                      951.9              164.9               865.1            171.8
         Actuarial present value of
           nonvested benefits                                    70.2                9.6                53.2              7.6
                                                             ----------         ----------           ----------     -----------
         Accumulated benefits                                 1,022.1              174.5               918.3            179.4
         Additional obligation of projected
           compensation increases                               163.9               15.8               147.6             15.9
                                                             ----------         ----------           ----------      ----------
                                                              1,186.0              190.3             1,065.9            195.3
                                                             ----------         ----------           ----------      ----------
         Plan assets greater (less) than
           projected benefit obligations                     $  187.6           $  (59.3)            $  58.2         $  (64.7)
                                                             ----------         ----------           ----------      ----------
                                                             ----------         ----------           ----------      ----------
         Consisting of:
         Unrecognized transition asset                        $  10.7             $  0.9             $  13.2           $  1.1
         Unrecognized prior service cost                         (9.2)             (17.7)               (8.7)           (16.7)
         Unrecognized net gain (loss)                           265.7              (13.2)              129.6            (24.4)
         Adjustment to recognize
           minimum liability                                       --               15.1                  --             24.3
         Accrued pension cost on
           consolidated balance sheets                          (79.6)             (44.4)              (75.9)           (49.0)
                                                             ----------         ----------           ----------      ----------
                                                             $  187.6           $  (59.3)            $  58.2         $  (64.7)
                                                             ----------         ----------           ----------      ----------
                                                             ----------         ----------           ----------      ----------

     Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds. Included in plan assets are 5,080,342 shares of the Company's common stock at a fair market value of $152.4 million at February 28, 1998.

     The actuarial projected benefit obligation was determined using an assumed discount rate of 7.25% and 7.5% as of February 28, 1998 and February 28, 1997, respectively, and long-term rate of compensation increases of 5.5% for all years presented.

     The Company funds these plans in accordance with the minimum and maximum limits established by law.

     The Company and its subsidiaries are also participants in multi-employer pension plans covering certain hourly employees. Costs associated with these plans for fiscal 1998, 1997 and 1996 were $9.5 million, $8.8 million and $8.3 million, respectively.

     Certain employees of the Company are covered under defined contribution plans. The expense related to these plans was $29.0 million, $28.6 million and $25.1 million in fiscal 1998, 1997 and 1996, respectively.

     POSTRETIREMENT BENEFITS

     The Company's postretirement plans provide certain medical and dental benefits to qualifying U.S. employees.

     Net postretirement benefit cost includes the following components:




                                                                   1998                       1997                      1996
                                                                   ----                       ----                      ----
 Service cost                                                   $  2.7                     $  3.9                    $   3.3
 Interest cost on accumulated postretirement
   benefit obligation                                             25.1                       29.1                       34.3
 Other                                                            (4.3)                      (1.7)                      (0.9)
                                                                -------                    -------                   -------
                                                                $ 23.5                     $ 31.3                    $  36.7
                                                                -------                    -------                   -------
                                                                -------                    -------                   -------



     Benefit costs were generally estimated assuming retiree health care costs would initially increase at a 7.0% annual rate for all participants. The rates are assumed to decrease each year to a 5.5% annual growth rate in fiscal 2000 and remain at a 5.5% annual growth rate thereafter. A 1% increase in these annual trend rates would have increased the accumulated postretirement benefit obligation at February 28, 1998 by $39.2 million with a corresponding effect on fiscal 1998 postretirement benefit expense of $2.8 million. The discount rate used to estimate the accumulated postretirement benefit obligation was 7.25% and 7.5% in fiscal 1998 and 1997, respectively. Plan assets consist of guaranteed investment contracts earning a 13.7% annual rate of return. The Company generally intends to fund claims as reported.

     The status of the Company's plans at February 28, 1998 and 1997 was as follows:


                                                                 1998                       1997
                                                               --------                   --------
Accumulated postretirement benefit obligations
  Retirees and dependents                                      $  293.7                   $  289.2
  Fully eligible active plan participants                          24.5                       29.8
  Other active plan participants                                   33.3                       31.4
                                                               --------                   --------
Total accumulated postretirement benefit obligation               351.5                      350.4

Plan assets at fair value                                          (5.5)                      (5.7)
Unrecognized prior service cost                                     0.7                        0.7
Unrecognized net actuarial gain                                    90.8                       89.3
                                                               --------                   --------
Accrued postretirement benefit obligation
  at fiscal year-end                                           $  437.5                   $  434.7
                                                               --------                   --------
                                                               --------                   --------

19.  BUSINESS SEGMENTS

     The Company is a diversified food company that operates across the food chain, from basic agricultural inputs to production and sale of branded consumer products. The Company has three business segments. Grocery & Diversified Products includes companies that produce shelf-stable and frozen foods. This segment markets food products in retail and foodservice channels. Refrigerated Foods includes companies that produce and market branded processed meats, beef, pork, chicken, turkey and cheese products to retail and foodservice markets. Food Inputs & Ingredients includes companies involved in distribution of agricultural inputs -- crop protection chemicals, fertilizers and seeds -- and procurement, processing, trading and distribution of commodity food ingredients.

     Intersegment sales have been recorded at amounts approximating market. Operating profit for each segment is based on net sales less all identifiable operating expenses and includes the related equity in earnings of companies included on the basis of the equity method of accounting. General corporate expense, goodwill amortization, interest expense (except financial businesses) and income taxes have been excluded from segment operations. All assets other than cash and those assets related to the corporate office have been identified with the segments to which they relate. The Company operates principally in the United States.

                                                                     1998                       1997                      1996
                                                                  -----------               ------------             ------------
 Sales to unaffiliated customers
   Grocery & Diversified Products                                 $   5,999.1               $    5,777.0             $   5,369.8
   Refrigerated Foods                                                12,307.7                   12,738.1                12,984.1
   Food Inputs & Ingredients                                          5,912.7                    5,930.1                 5,967.4
                                                                 ------------               ------------             ------------
   Total                                                          $  24,219.5               $   24,445.2             $  24,321.3
                                                                 ------------               ------------             ------------
                                                                 ------------               ------------             ------------
 Intersegment sales
   Grocery & Diversified Products                                 $      12.5               $       10.3                  $  3.4
   Refrigerated Foods                                                   199.1                      121.7                    55.0
   Food Inputs & Ingredients                                            220.7                      255.7                   256.0
                                                                 ------------               ------------             ------------
                                                                        432.3                      387.7                   314.4
   Intersegment elimination                                            (432.3)                    (387.7)                 (314.4)
                                                                 ------------               ------------             ------------
   Total                                                          $         -               $          -             $         -
                                                                 ------------               ------------             ------------
                                                                 ------------               ------------             ------------
 Net sales
   Grocery & Diversified Products                                 $   6,011.6               $    5,787.3             $   5,373.2
   Refrigerated Foods                                                12,506.8                   12,859.8                13,039.1
   Food Inputs & Ingredients                                          6,133.4                    6,185.8                 6,223.4
   Intersegment elimination                                            (432.3)                    (387.7)                 (314.4)
                                                                 ------------               ------------             ------------
   Total                                                          $  24,219.5               $   24,445.2             $  24,321.3
                                                                 ------------               ------------             ------------
                                                                 ------------               ------------             ------------
 Operating profit (Note a)
   Grocery & Diversified Products                                 $     934.8               $      840.2             $     669.4
   Refrigerated Foods                                                   231.1                      385.6                   120.9
   Food Inputs & Ingredients                                            407.3                      345.1                   227.1
                                                                 ------------               ------------             ------------
   Total operating profit                                             1,573.2                    1,570.9                 1,017.4

   Interest expense excluding financial businesses                      301.0                      279.3                   293.0
   General corporate expenses (Note b)                                  163.4                      178.6                   219.0
   Goodwill amortization                                                 67.8                       69.0                    69.9
                                                                 ------------               ------------             ------------
   Total                                                          $   1,041.0                $   1,044.0             $     435.5
                                                                 ------------               ------------             ------------
                                                                 ------------               ------------             ------------

                                                                     1998                      1997                      1996
                                                                  ------------              ------------             ------------

 Identifiable assets
   Grocery & Diversified Products                                 $   3,945.3               $    3,914.6             $   3,825.2
   Refrigerated Foods                                                 4,072.0                    3,902.5                 3,641.8
   Food Inputs & Ingredients                                          3,389.6                    3,184.5                 3,358.5
   Corporate                                                            401.6                      450.2                   538.7
                                                                  ------------              ------------             ------------
   Total                                                          $  11,808.5               $   11,451.8             $  11,364.2
                                                                  ------------              ------------             ------------
                                                                  ------------              ------------             ------------
 Additions to property, plant and
   equipment - including businesses acquired
   Grocery & Diversified Products                                 $     229.2               $      243.1             $     260.3
   Refrigerated Foods                                                   223.2                      311.7                   351.4
   Food Inputs & Ingredients                                            141.4                      181.7                   410.4
   Corporate                                                              9.0                        5.6                     7.4
                                                                  ------------              ------------             ------------

   Total                                                          $     602.8               $      742.1             $   1,029.5
                                                                  ------------              ------------             ------------
                                                                  ------------              ------------             ------------

 Depreciation and amortization
   Grocery & Diversified Products                                 $     204.9               $      193.3             $     182.4
   Refrigerated Foods                                                   185.6                      164.5                   159.6
   Food Inputs & Ingredients                                             63.8                       62.8                    72.8
   Corporate                                                              2.5                        5.6                     5.4
                                                                  ------------              ------------             ------------

   Total                                                          $     456.8               $      426.2             $     420.2
                                                                  ------------              ------------             ------------
                                                                  ------------              ------------             ------------


     Note a: Fiscal 1996 includes before-tax non-recurring charges of $452.8 million (Note 3). The charges were included in operating profit as follows:
     $63.6 million in Grocery & Diversified Products; $265.8 million in Refrigerated Foods; and $123.4 million in Food Inputs & Ingredients.

     Note b: Fiscal 1996 includes a before-tax charge of $55.0 million relating to the disposal of certain non-core businesses (Note 3).

   20.   QUARTERLY RESULTS (UNAUDITED)




                                                      INCOME PER SHARE          STOCK MARKET PRICE     DIVIDENDS
              NET          GROSS        NET      -------------------------   ------------------------   DECLARED
             SALES         PROFIT      INCOME       BASIC        DILUTED        HIGH         LOW       PER SHARE
          -----------   ----------   ---------   -----------   -----------   -----------  -----------  ---------
1998

First     $   6,262.8   $    883.4   $   118.3   $       .25   $       .25   $     35.81  $     29.63  $  .13625
Second        6,548.1      1,037.2       217.2           .47           .46         37.25        28.69     .15625
Third         5,468.0        875.5       133.7*          .29*          .28*        38.75        27.00     .15625
Fourth        5,940.6      1,014.4       172.6           .37           .36         32.94        27.88     .15625
          -----------   ----------   ---------   -----------   -----------                             ---------
Year      $  24,219.5   $  3,810.5   $   641.8*  $      1.38*  $      1.35*  $     38.75  $     27.00  $  .60500
          -----------   ----------   ---------   -----------   -----------                             ---------
          -----------   ----------   ---------   -----------   -----------                             ---------
1997

First     $   6,274.5   $    829.7   $   103.8   $       .22   $       .22   $     23.69  $     20.69  $  .11875
Second        6,704.8        995.9       195.2           .42           .41         26.50        20.75     .13625
Third         5,561.0        908.9       146.9           .31           .31         27.63        24.19     .13625
Fourth        5,904.9        969.7       192.0           .41           .40         30.75        25.75     .13625
          -----------   ----------   ---------   -----------   -----------                             ---------
Year      $  24,445.2   $  3,704.2   $   637.9   $      1.36   $      1.34   $     30.75  $     20.69  $  .52750
          -----------   ----------   ---------   -----------   -----------                             ---------
          -----------   ----------   ---------   -----------   -----------                             ---------




* Amounts presented exclude one-time cumulative effect of change in accounting for business process reengineering costs associated with computer systems development of $14.8 million after-tax or $.03 per share for both basic and diluted income per share.